POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Bruce Edwards
                                                          01-22-04/4:00 p.m. CT
                                                          Confirmation # 319710
                                                                         Page 1




                          POWERWAVE TECHNOLOGIES, INC.

                            Moderator: Bruce Edwards
                                January 22, 2004
                                  4:00 p.m. CT



Operator: Good day everyone, and welcome to the Powerwave Technologies fourth quarter 2003 earnings announcement. Today's conference is being recorded.

     For opening remarks, I'd like to turn things over to the Chief Financial Officer, Mr. Kevin Michaels. Please go ahead, sir.

Kevin Michaels: Thank you and good afternoon everyone, and welcome to the Powerwave Technologies fourth quarter 2003 financial results conference call.

             Before starting, I'd like to point out the various remarks we may make about future expectations, plans and prospects for Powerwave including but not limited to anticipated revenues, earnings per share levels, revenue composition, operating margins and gross margins, the benefits of the proposed exchange offer for LGP Allgon, and potential synergies, the timing of commencement of completion of the exchange offer for LGP Allgon, demand levels for the company's product lines, the timing of product deliveries and future orders, expense levels, capital expenditure rates, inventory turns, tax rates, and days sales outstanding are all forward-looking statements.

             These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied. Please refer to our press release, and Powerwave's current Form 10-Q for the quarter ended September 28th, 2003, our Form 10-K for the fiscal year 2002, all of which are on file with the Securities and Exchange Commission. For additional information on factors which could cause our actual results to be different from those projected or implied.

             With all of this in mind, let me start by quickly reviewing our financial results which are also summarized in our press release.

             Our net sales for the fourth quarter of 2003, were 72.2 million. Our gross profit was 13.1 million, which equates to an 18.2 percent gross margin. Sales and marketing expenses were three million, R&D was
         9.3 million. And G&A was 3.5 million. Our total operating expenses were
         15.8 million.

             For the fourth quarter, we had an operating loss of 2.7 million. Our net other income was 400,000. Our total net loss before taxes was
         2.3 million. Utilizing a tax rate of 38.5 percent, our net loss after tax was 1.4 million. And the basic loss per share is two cents, based on a basic weighted average share outstanding of approximately 63.2 million shares.

             For all of fiscal year 2003, our total revenues were 239.1 million. We had an operating loss of 55.8 million, which includes a total of
         15.5 million of impairment and restructuring charges. Our net loss for fiscal 2003 is 32.9 million which equates to a net loss per share of 51 cents based on basic weighted share out standing of approximately 64.7 million shares.

             Now I will describe our revenues on a geographic basis. Our total North American revenues for the fourth quarter of 2003, were approximately 44 million or 61 percent of our revenues. Our total Asian sales accounted for approximately eight percent of revenues, or 5.8 million. And our total European and other international revenues were
         22.4 million or approximately 31 percent of our revenues.

             On a product basis, revenues for products in the cellular bands, 800 to 1000 megahertz account for approximately 32 percent of fourth quarter revenues or 23.1 million. Sales for products in the PCS band 1800 to 2000 megahertz accounted for the largest portion of our sales, approximately 54 percent revenues or 39.2 million. And sales in the 2100 megahertz bands or 3G account for approximately 9.9 million or 14 percent of our revenues.

             I also want to note that some of our PCS band revenues do include WCDMA or 3G products that are for the PCS frequency band here in North America. For the fourth quarter, single carrier shipments account for approximately 27 percent of our revenues which is a slight decrease, from the prior quarter's 32 percent of revenues.

             Our gross profit margin was approximately 18.2 percent for the fourth quarter. This improved gross margin is largely attributable to our aggressive move to outsourcing of our production volume, which coupled with increased revenues this quarter, resulted in better absorption of our overhead cost, as we completed the transitioning of our production to contract manufacturers.

             We do expect to see some continued improvement in our gross margins, as we proceed through 2004 towards our long-term gross margin target of the mid to high 20 percent range.

             I'd now like to review our operating expenses for the fourth quarter of 2003. Our total operating expenses were down slightly, when compared to our third quarter 2003 results. The sales and marketing expenses for the fourth quarter equaled to three million, R&D expenses of 9.3 million and G&A expenses of 3.5 million. Also for the fourth quarter of 2003, we had net other income of approximately 400,000.

             Our tax benefit rate for the fourth quarter is 38.5 percent. Looking at fiscal year 2004, we are currently projecting that our tax rate will be approximately 32 percent for the year.

             Next, I'd like to quickly review our balance sheet. Total cash at December 28th, 2003 was 260.5 million, which is an increase of seven million from the third quarter. This increase reflects our positive cash flow from operations during the quarter of $8 million. During the fourth quarter, our net inventory decreased once again by over five million from the third quarter of 2003 to end at 15.2 million, while our inventory turns increased to 15.7 turns for the fourth quarter of 2003.

             Our total net accounts receivable were 56.3 million. And our AR days sales out standing were 71 days. Our total capital spending during the third quarter, was approximately 1.7 million. Our total capital spending for all of 2003 was approximately four million which excludes the Ericsson acquisition earlier in the year.

             We continue to believe that our ability to execute and maintain a very strong balance sheet is a key differentiator for Powerwave. I'd like to provide you an update regarding our restructuring our efforts. On last quarter's conference call, we stated that we expected to incur additional restructuring charges during fiscal 2003 in the range of one to two million, which was related to consolidation of our warehouse facility. While we have significantly reduced our usage of this particular warehouse, with our proposed acquisition of LGP Allgon, we have decided to hold off closing this warehouse, while we evaluate the full combination with LGP Allgon. Therefore, these charges were not incurred in the fourth quarter and they will be part of our review of the integration of LGP Allgon with Powerwave.

             I'd now like to turn the call over to Bruce Edwards, Powerwave's President and Chief Executive Officer.

Bruce Edwards: Thank you, Kevin, and good afternoon everyone. I'd like to first provide some additional comments on our recently completed fourth quarter financial results, provide an update on the current status of our acquisition of LGP Allgon, and then comment on our outlook for the first quarter of 2004.

             Our fourth quarter sales grew by over 14 percent sequentially, representing the second quarter in a row of double digit sequential revenue growth. We saw a particular strength in our network operator business, as our revenues more than doubled from the third quarter of 2003. And we believe these results reflect the strong expansion of our opportunities in the direct to operator market.

             For the fourth quarter of 2003, our network operator sales accounted for approximately 27 percent of our fourth quarter revenues. Importantly, we continue to pursue a number of large opportunities in the network operator market, which I will discuss in more detail later. During the quarter, we had a strong focus on improving our gross profit margins, increasing them by approximately eight percentage points from the third quarter.

             During the fourth quarter, our outsource manufacturing partners produced over 90 percent of our production volume. Effectively, completing our year long transition to outsourcing the bulk of our manufacturing. Our financial results reflect the benefits of this strategy through better labor and overhead absorption and efficiencies. We expect further improvement in our gross profit margins beginning in the first quarter of 2004.

             Moving on to our operating expenses. As we indicated during the third quarter conference call, we made a conscious decision to retain our high level of research and development spending, due to the number of opportunities we were pursuing in both the OEM and network operator markets. At the beginning of the fourth quarter, we had 23 active engineering projects ongoing. At the end of the fourth quarter, the number of active projects had grown to 27.

             One of the results of our engineering focus was our announcement in November of Sprint PCS as a new direct customer of Powerwave. Our specifically developed solutions for Sprint PCS were an important component of our fourth quarter revenues as sales to Sprint PCS accounted for just under 10 percent of our fourth quarter results.

             While we saw a number of project successes during the fourth quarter, there is one new project in particular I'd like to review, as it has been the subject of some speculation by a small number of analysts who are currently or have up, until recently covered Powerwave.

             Importantly, while we have directed a lot of our research and development efforts to third generation amplifiers, integrated products, and network operator solutions, we have also continued to leverage our established position in 2G technology. One area in particular has been our focus on GSM and GSM Edge Technology and Amplifier Development. During the fourth quarter, Powerwave was selected on a sole source basis for a next generation GSM and GSM Edge amplifier development and manufacturing, with one of our leading OEM customers. We believe this award is quite important, as it demonstrates the strength of our technology and production capability, and further strengthens our position with one of the leading base station OEM's.

             Finally, before leaving our discussion on the fourth quarter financial results, I would like to make some comments on our balance sheet. Today, Powerwave has over 260 million in cash on hand, which can be used to further fund our internal growth, pursue various acquisition opportunities, such as our recently announced transaction with LGP Allgon. And pursue other opportunities to further strengthen our position in the wireless infrastructure marketplace.

             Our inventory levels are now just slightly above 15 million, and our inventory turns are in excess of 15 times. I believe this is a important differentiator for Powerwave. It's not only do we have one of the strongest balance sheets in the wireless sub system infrastructure market, but we have been able to generate cash, and reduce our inventory levels during a period of double digit sequential revenue growth.

             On December 1, 2003, we announced an agreement to acquire LGP Allgon Holding AB in a strategic combination under which Powerwave will offer to exchange 1.1 newly issued Powerwave shares, for each out standing LGP Allgon share. We believe that the combination of Powerwave and LGP Allgon will extend our leadership position in the wireless infrastructure industry across key products and solutions including coverage and capacity solutions and key base stations sub systems.

             We have received formal approval from the required anti trust regulators. And we currently expect to begin the exchange offered during the month of February 2004. And complete the transaction, prior to the end of our first quarter of 2004.

             We have been working with the LGP Allgon management team, and have begun our integration planning with various task teams assigned to the key areas. We remain on target for our initial annual synergy amount of 15 million. And we are continuing to work today to further refine and potentially expand the overall amount of expected synergies. All in all, we are very pleased with the developments to date and again, look forward to completing the transaction with LGP Allgon over the next two months.

             Now turning my attention to Powerwave's first quarter of 2004, I would like to make several observations. Coming in to the quarter, we continue to see the network operator market as a key opportunity for us. The November 2003 implementation of local number portability, and our continued activities with European network operators are expected to continue to provide significant revenue opportunities for Powerwave. Similar to our comments at the end of the third quarter concerning our revenue expectations for the fourth quarter of 2003, we believe our first quarter revenue amount will be determined, once again, mainly by the timing of orders related to the various network operator opportunities we are pursuing. For example, in addition to our normal network operator sales opportunities, we are currently working on three opportunities each of which is in the range of three to $6 million, in which Powerwave has already been chosen as the supplier. Now against this backdrop, though, we also recognize the dynamics of the first quarter of the year, versus the fourth quarter with respect to wireless infrastructure spending patterns.

             While not currently anticipated by our network operator customers, we have seen in the past, somewhat delayed spending levels in the first quarter of the year, as budgets are being finalized, and deployment plans are being locked in. And in addition, although the news is quite recent, any potential combination of any of our network operator customers, while probably a very positive event for Powerwave from a long term perspective, such a combination could result in some short term slow down of various potential opportunities.

             Now after considering all of the above dynamics, we remain very excited about our first quarter outlook and believe the recent increase by a number of analysts to our first quarter revenues and earnings per share is appropriate. While somewhat of a wide range, most analysts have Powerwave's first quarter revenue expectations in the range of 63 to 75 million, with an average expectation of 68 million in revenues. And earnings per share of a loss of six cents to a penny profit with an average expectation of a loss per share of around three cents.

             We believe the average expectations are reasonable, and in fact, conservative as they reflect traditional first quarter infrastructure spending patterns, and potential delays in network operator deployments.

             While not changing these current expectations, should the network operator deployment plans reflect their current indications, and occur without unexpected delays, we could see a much stronger first quarter.

             Finally, I should also note, that these estimates do not include the impact of the LGP Allgon transaction, which we do expect to close during the first quarter. With this transaction, we will incur various expenses associated with combining the two companies which will be included in our first quarter results.

          I would now like to turn the call over to the Operator, and address any questions you might have.

Operator: Thank you, gentlemen. At this time if you do have a question, please signal by pressing star one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star one for any questions.

         We'll take our question from Mike Walkley with RBC Capital Markets.

Mike Walkley: Great. Thank you. We've heard a lot about improving 3G visibility. I was wondering if you guys can maybe talk about what you're seeing on a WCDMA front, and particularly in Europe. And when you might see that be more of an inflection point in your 3G model.

Bruce Edwards: OK. I think, as we looked early on in to 2004, we did believe this would be a year of clearly increased spending on 3G. And I think most people - analysts in the analyst community looked at the second half of 2004 for a lot of the deployments.

             You know, it's early on in the quarter. I'd say our 3G business has gotten off to a good start. We're optimistic that this will be a year of significant deployment in 3G. In fact, I believe today in Nokia's call, they did mention that they expected that 50 operators would be up and running by the end of the year. So obviously that's looking for some pretty good deployments with respect to WCDMA during 2004.

Mike Walkley: So would you expect to on your 3G (power amp server) would it more a kind of second half '04 when you start seeing some sequential growth?

Bruce Edwards: Well again, I think - the key for us is you look at the business we have, five announced customers for that. We are obviously shipping to several of those. The Ericsson one we mentioned is the second half the year opportunity for us based on their design of a new base station. So again, the timing of infrastructure coming in to the year, I think people are looking at the second half. I think some of the comments we're hearing today it may move up. And we are more than prepared to deliver product whenever the customer's require that. But we do still believe 2004 will be a very good year for 3G deployments. And again, modeling, originally in the second half of the year, hopefully it will come a little bit sooner.

Mike Walkley: OK. Great and then going back to your guidance to Q1 for these three projects of three to six million. Would any of these - would these be North American operators? Or would these be some of the European ones you've been talking about.

Bruce Edwards:  It would be both.

Mike Walkley: OK. Great. And maybe one last thing on the - can you just give us an update on the pricing environment you're seeing currently?

Bruce Edwards: Well again, I think, at the end of the third quarter we made the comment, and I believe one of our largest competitors made the comment, that it's now really a total cost of ownership that people are looking for. So I would say we've completed all of our contract negotiations for next year. I think, as always, we have to bring very good value to our customer set. But I think business is being won now based on a lot of factors with price being one of those. So it's clearly a better environment than it had been in the past. But we had started to see that during the second half of the year.

Mike Walkley:  OK.  Great.  I'll pass it on.  Thank you very much.

Bruce Edwards:  Thanks.

Operator:  Moving next to Arindam Basu with Morgan Stanley.

Arindam Basu:  Hi, good afternoon, gentlemen.

Bruce Edwards:  Hi, Arindam.

Kevin Michaels:  Hi.

Arindam Basu: Can you hear me? OK. Good. The first question on the operator contribution, you know, the 27 percent of revenues, you know, we're right inline with our expectation. But I was a little surprised not to see Cingular as a 10 percent customer, because they've been a 10 percent customer quite often in the past. And I also wanted to get a sense - so I wanted to get a sense of contribution from Cingular as well as contribution from European carriers in this quarter.

Bruce Edwards: OK. Again, I think one of the attractive parts of our model is that fact that we have corporate relations with all of the top operators herein the U.S. and here again in the fourth quarter, AT&T with a plus 10 percent customer. And they were plus 10 percent customer of Powerwave in the June quarter. So having multiple customers you will find on deployment plans, sometimes clearly customers like AT&T Cingular become 10 percent of revenues. Other times, depending on deployment plans, they may fall under that mark. We continue, obviously to sell to all of those key customers. And I did mention as well, Sprint, was just a shade under 10 percent for the fourth quarter.

             With respect to Europe, we are very excited about the opportunities there. We have orders in place now with two operators over there. So this is a result of trials we were doing in the early part of 2003. In fact, to give you a picture of where we are in Europe, we have now two revenue customers over in Europe. We have two trials ongoing with other operators. And we have two trials scheduled to start with two other operators here in the first quarter. So we're seeing a nice expansion of the opportunity of that business over in Europe.

             And again, as you look at our network operator sales for the quarter, they did more than double from the third quarter, so they really did hit the objectives we were looking for.

Arindam Basu:  Right.  And how much of your PCS revenues were multi carrier?

Kevin Michaels: We just break out single and multi on an overall basis, which I think was about 70 percent multi carrier, 30 percent single. The part of single that would be in that PCS number, would obviously be our GSM and GSM Edge business for the most part. What we have found is that in the CDMA area, I would say almost universally the products we are selling at the CDMA today are multi carrier base.

Arindam Basu: OK and then in terms of sales to Europe. Sales to Europe were flat in absolute terms, sequentially. But, you know, Nokia remained a 10 percent customer. So the question is, you know, Ericsson, you talked about the 3G product pull through in the latter half of the year, but could you talk a little bit about potential in the beginning of the year as well as the potential business opportunities at Siemens.

Bruce Edwards: OK. Well again, with Ericsson as we indicated, the key there is we're being designed to a new base station. And that base station is scheduled to be out in the mid part of 2004. I will say as part of our purchase of the group on Long Island, one of the other things we have been doing periodically meeting with Ericsson and providing our product roadmaps, and technology roadmaps. So we do believe, as a result of a couple of meetings we've had recently, there will be opportunities for us to bring other solutions to them. But again, on the 3G front, our activities are really centered around products that would come out in the mid to second half of 2004.

             We don't want to comment on all of the things that we're doing with a variety of other customers, but again, as you well know, in the OEM part of the marketplace, there are a small list of top customers and clearly Siemens is one of those. So it would be very interesting for anybody in the amplifier marketplace, to be working with. So you can rest assured that that's clearly an account that we are spending a lot of time with.

Arindam Basu: OK. I just have a couple of housekeeping questions to conclude. I just want to get a sense of China as a percentage of total Asia. And the cap ex and depreciation in the fourth quarter.

Kevin Michaels: You know, China's pretty consistent where it was in the prior quarter. So it's maintained a pretty consistent phase for us. Not much change there. In terms of our cap ex we gave that number in the discussion and it is approximately 1.7 million for the quarter, a total of four million for the whole year. The depreciation number, I think it's roughly equivalent to last quarter. Arindam, I don't have the number handy right here. But I - there's no significant changes. So it should be roughly the same.

Arindam Basu:  Got it.  Alright.  Thanks a lot guys.

Kevin Michaels:  Sure.

Bruce Edwards:  Sure.

Operator:  Moving on to Brian Modoff with Deutsche Bank.

Brian Modoff: Hi, guys, a nice improvement of the margins there. The - a couple of questions. One, can you kind of us your view of Edge at 1800 megahertz, you know, what are you seeing there? What kind of opportunities do you see specifically over in Europe, but in general? And then DO with the Verizon contract. How would you classify that opportunity as you - can you kind of quantify that at all in terms of for Powerwave?

Bruce Edwards: OK. Well on the GSM Edge, the key for us then is obviously being designed with customers, OEM customers, because we wouldn't sell of the Edge product directly. And then it's predicated on where they are weighing business. I think if you look at our numbers this year, our single carrier business did pick up significantly. And that is clearly driven by GSM and for the most part GSM Edge opportunities.

             And I mentioned in my earlier remarks as well that we are now designed in for the next generation of a base station, for both GSM and GSM Edge capability. So we like our position there. And we think it's been an important part of our - the opportunities we've seen during 2003.

             And I know, Brian, looking at some of the write ups that you've had, you know, the key for Powerwave is, we want to be where the customers are. So if Edge is going to be important to a lot of our customer sets, we want to have a broad product base there. The same way for next generation CDMA, WCDMA with our multi carrier capability we bring all of that to the marketplace. In the Edge arena, we are selling multi carrier in to some of our network operator customers. We know they are using those in GSM and GSM Edge. And we know that some of our customers as well have deployed our multi carriers in to CDMA EVDO type opportunities as well.

Brian Modoff: OK. Excellent. Then on WCDMA, looking a some of the phase two requirements in Europe, especially kicking in, in '05, any feel for, you know, how your business could pick up, really looking in to '05 and WCDMA from a base station standpoint. Any indications out of your vendors?

Bruce Edwards: Well absolutely. From a customer set, as we work with kind of a three month weekly forecast, and then a rolling three quarter type forecast. And clearly going back to really the first question. It looks - the demand patterns look very, very good as you go through 2004. The key is, we are all looking for the up take on 3G. And we are more than prepared to supply all of the customers with the products that they need. So I think if you listen to our customers, and you look at the demand patterns, it looks like we will see a good deployment of WCDMA this year as you go through their quarterly outlook that they give us.

             So again, with Nokia's comment this morning, of 50 WCDMA networks will be launched this year, we think that's very positive. And that's by the end of 2004.

Brian Modoff: OK. A couple of last questions. On Edge, did you ship any Edge for 1800 megahertz this year? I mean have you shipped any, you know, obviously last year, your Edge - your single channel was pretty stable. Did you ship any 1800 megahertz there? What's your thinking on that this year? And then any development efforts in TDS CDMA?

Bruce Edwards: We have Edge product at all four bands 850, 900, 1800 and 1900. We shipped all of those this year. We are working with our OEM customers, and to date have been mainly focused on WCDMA to them. We haven't looked at the standard coming out of China.

Brian Modoff:  OK.  Thanks.

Operator:  Moving on Ken Muth with Robert Baird.

Ken Muth: Hi. Can you tell do you expect the network operators to be approximately flat sequentially? Or that may drop off a little bit as you may be alluded to on the seasonality?

Bruce Edwards: We - I guess the point I would expect in network operator sales to increase from the fourth quarter in to the first quarter. And I think the key is the level of increase will be dependent on the timing and closure of a variety of different projects that we're working on right now. We see a very healthy demand pattern out there with the products that we have. The multi carrier for GSM, the GSM booster product that we're now in Europe with. Our multi carrier lineup, our new relationship with Sprint PCS.

             So in all of our outlook for the models, we do think again, network operator is the key area for us. And we do expect growth in that in Q1. I think the thing that we're trying to be conservative on, is how much of that growth will take place? Predicated on the normal first quarter seasonal patterns. And predicated on any kind of disruption or slow down, because a lot of the things going on out there, are about different operators getting together with other operators.

Ken Muth: Right. And how many direct customers do you have, or did you have in this quarter?

Bruce Edwards: Well in the, we had now five, I think, announced relationships in the U.S. for operators. And we do sell to obviously some of the smaller operators. And then I mentioned, we had orders in place with two of the European operators. So, I'd say we're probably in the 10 to 12 range right now that we're selling too.

Ken Muth: OK. And can you just provide any update on the booster product, and where you are with that with some customers?

Bruce Edwards: Well that one is going exceedingly well. That's the main product that we have in trial over in Europe. And again, one of the orders that we did receive in during the fourth quarter was for the GSM booster product. So - and the bulk of the trials we have going on right now are for the GSM booster, with a variety of the GSM operators.

Ken Muth:  OK.  Thank you very much.

Bruce Edwards:  Sure.

Kevin Michaels:  Thank you.

Operator:  And David Fondrie with Heartland Funds have our next question.

David Fondrie:  Yes, good afternoon.

Bruce Edwards:  Good afternoon.

David Fondrie: I wonder if you could just give us a little color in what's going on in Asia over the last well, I guess, sales were off rather dramatically from third quarter and second quarter. And you just tell us if that is an aberration? And what do you expect for 2004 out of Asia?

Bruce Edwards: OK. Well a couple of things. The Asian sales for Powerwave to date been strictly OEM. And it's really two segments, it's China, where we deliver to a couple of our OEM partners over there, and I think as Kevin mentioned, that business is around where we thought. And then it's to our partners over in South Korea. And historically, with South Korea, what we find is less of large contracts. And we deliver usually relatively quickly to those. And they'll do a build out of a certain part of a network. And then there is somewhat of a slow period, then the next wave of a contract will come.

             We announced in the third quarter our selection with Samsung for a product we were delivering. And we had a - we made a lot of those deliveries in the third quarter. We continued some early on in to the fourth quarter. So the pattern really for Asia is a pretty typical pattern. We would expect, as we move in to 2004 the next leg of those contracts will happen.

David Fondrie:  Thank you very much.

Bruce Edwards:  Sure.

Operator:  Moving on to Tom Sepenzis with Think Equity Partners.

Tom Sepenzis:  Hi, Bruce.  Hi, Kevin.

Bruce Edwards:  Hi, Tom.

Kevin Michaels:  Hi, Tom.

Tom Sepenzis: Nice job on the quarter. Just one question left for you, and that is, you know, with 27 percent of your business coming from carriers, as well as being fully outsourced or nearly almost fully outsourced in terms of your manufacturing, how do you plan on driving the gross margins going forward? You had mentioned that you expect them to pick up as we go through '04?

Kevin Michaels: Well again I think our volume base is very important to the outsource partners that we have. We have new product that's coming on that they'll be manufacturing for us. We've worked with them on committed reductions as we go forward.

             So we feel real good about what we've accomplished over the last year couple of quarters. We've taken the margins up dramatically, obviously, from the second quarter. We said we'd be in the high teens. Were there. We see further improvement as we go forward. And working with our designers, and our outside manufacturers, we see a very clear avenue to get to the mid to high 20s long term on our gross profit margins.

Bruce Edwards: I think it's important to note again the way that we operate with a lot of our partners, we retain a lot of the buying capability for the key components. And there our volume base really becomes important as we deal with those suppliers. And then we get the benefit with our outside contract manufacturing partners, of not only their manufacturing cost base, but also their ability to buy some of the smaller components in much higher volumes. And we now get the benefit of that which we didn't when we had a solely (insourced) manufacturing strategy.

             So we see there's a continued avenue growth of improving the margins as we go forward. And in working with both our inside manufacturing, but importantly our outside manufacturing partners. We see a very clear road to continue to improve those.

Kevin Michaels: And we also, as you know, Tom, we've been spending a fair amount on research and development. We have brought out our product line today, what we're selling today in the fourth quarter is all new compared to where we started in 2003. And we continue to bring out new designs. We have focused on common platforms to drive cost savings down and we see those savings. We believe those savings will continue to come to us as we further introduce new products based off of standard platforms across all of our product lines. And we can gain those synergies as we go forward.

Tom Sepenzis: Excellent. And so you think that you'll - you can still see gains in the March quarter, without the three contracts that you mention that may or may not hit that early in the year?

Bruce Edwards:  The gains in the gross margin?

Tom Sepenzis:   Yes.

Bruce Edwards: Yes, I think in that wide revenue range that we provided we would see gross margins improved in every one of those.

Tom Sepenzis:  That's great.  Thanks very much.

Bruce Edwards:  Sure.

Operator:  Moving next to Mark Cohodes with Rocker Partners.

Mark Cohodes: Thank you. You know, Bruce, since the last conference call, one of your publicly traded competitors, I think, talked about very, very harsh pricing. They mentioned you guys by name, that his cat and his daughter sit around at dinner and discuss your pricing. But it seems your gross margins were much improved this quarter. You're turning your inventory about four times a quarter compared to their once. Can you talk about what you see out there in terms of the competitive landscape? Who actually your competitors are? And what you see the differentiation going forward as you come with these new products? That's just question one.

Bruce Edwards: OK. Yes I think if you really look at the RF amplifier marketplace, Powerwave is the number one provider. We have the broadest customer base. We're the most diversified with respect to a 3G position. We have another large competitor who has multiple products. But (where) our market share, in the independent market is probably in the high 40s. We have one other competitor that's in the high 30s. Then we have another competitor that's in the maybe high single digits.

             I think what you're finding today is that the customer set is looking for who can bring the best solutions? Who can bring, not only, the technology, but also the relationships, the ability to continue to provide value going forward? So as we said at the end of the third quarter, I think in the position of having a large base in this particular segment of the marketplace the customer set is really looking to the value you can bring overall with price being just one of the components.

             So I think the comments we made at the end of the quarter, and the comments, I think, our largest competitor made, we kind of indicated the same thing on the overall pricing trend. So, you know, the answer is we really like the position we're in. We like our market share position with the key OEMs and the network operators. And with our acquisition coming up of LGP Allgon bringing in some other number one, number two market share positions, we feel real good about our ability to continue to service the core OEM's and the core network operators.

Mark Cohodes: Since, I guess this will be the last publicly reported quarter in March, where do you see break even for base Powerwave going forward?

Bruce Edwards: Well one of the things, we mentioned this last time. We had originally targeted in the 65 to 70 range. And we kind of raised that to 70 to 75 because we wanted to retain the level of R&D spending that we were doing. We saw a number of opportunities. I mentioned a couple of wins that we had during the fourth quarter.

             And now as we look at mix, we still very comfortable with that. I'd say if you look at where we were at the end of the fourth quarter, at, we think pretty close to break even. And we're indicating that we do expect gross margins, to improve, we'll probably stay in that 70 to 75 with which we feel more comfortable within that range of being very close to break even. So obviously at the high end, clearly there, and even at the low end, we think we'd be very close if not at that.

Mark Cohodes:  OK.  Thanks.

Bruce Edwards:  Sure.

Operator: And we do have time for one more question. Our last question will come from Joanna Makris with Adam Harkness and Hill.

Joanna Makris: Hi. It sounds like you feel pretty strongly about some of the sales of the GSM booster product. I'm wondering what impact that could have on gross margins? And where those products stand to the current gross margin average?

Bruce Edwards: Sure. We do feel good about it because the trials have gone exceedingly well. And one of the things we've done with the GSM booster, as we've gone out with the customer set, is we really looked at the site before putting the booster in. And then measuring the results there, and then putting the booster in. And we said the requirements that we would have to hit on improvement. And in all of the trials we've been at, we've actually exceeded the requirements for improvement of those sales. So we feel very good about that.

             The second thing we feel good about that, about the GSM booster, is that it's an integrated solution to the customer. So it's including more than just the Power amplifier. So that solution sales not only brings us the higher ASP, but it gives us clearly a good gross profit margin. Again, another part as we talked earlier to our drive to improving the gross margins, we think these type of solution oriented products will be helpful as well as we look to grow our gross margins from 18 to the long-term in to the mid to high 20s.

Operator: And it appears we do have time for two more questions. We'll take our next question from Derek Sheeler with Olayan Group.

Derek Sheeler:  Good afternoon.

Bruce Edwards:  Good afternoon.

Kevin Michaels:  Good afternoon.

Derek Sheeler: Most of my questions have actually been answered. But I do have one question for Kevin. The LGP acquisition has a cash option, which just given where the share prices are doesn't look it's going to wind up taking price. It looks like it's going to be an all stock deal.

             You've got 260 million cash on your balance sheet. You're generating cash flow. And you've just done a big acquisition. Why not take the 125 that you thought you were going to spend in the deal and by back 10 percent of your pro forma shares?

Kevin Michaels: Really that's an issue - a longer term issue for our board of directors. And I don't want to speak for them. And I think, you know, until the transaction is done, we're not certain whether shareholders will elect the cash portion or not. I think our position is most likely going to be is once we get the transaction closed, depending on what happens, we'll evaluate our alternatives. We do like having a lot of cash available to be able to make acquisitions like this, and to do activities in our industry.

             We do believe our industry is in a consolidation mode. So there are potentially other opportunities out there. And I think we have to evaluate those before we make that kind of decision. And once again, I really don't want to speak for my board. But I know that's a topic that we regularly look at. And I'm sure they'll look at again, once the transactions close.

Derek Sheeler:  Great.  Keep up the good work.

Bruce Edwards:  Thank you.

Operator: And we'll take our final question from Shawn Slayton with Ferris, Baker, Watts.

Shawn Slayton:  Hi, gentlemen.

Bruce Edwards:  Hi.

Kevin Michaels:  Hi.

Shawn Slayton: Most of my questions have been answered. Kevin did you give a backlog number exiting the year?

Kevin Michaels:  No we didn't.  We didn't provide that in our commentary.

Shawn Slayton: OK. And you don't have it available? Or maybe just could you talk trends in back - year-over-year trends in backlog?

Kevin Michaels: Well I don't have the number handy. The issue for is, as you know, our business backlog doesn't have a lot of meaning because of the way demand pulls.

Shawn Slayton:  Demand pull, yes.

Kevin Michaels: And the majority of our customers still being OEM's the demand pull really makes backlog not that meaningful. As well as most operator customers do not place long-term orders. They place very turns type business. So that's why we really don't focus on the backlog number per se.

Shawn Slayton:  OK.

Bruce Edwards: Just - I think it's something we will have disclosed something in the 10-K. And I don't think our accounting group is really finalized on a number. But the preliminary data I've seen, just so you know, on the books we have an excess of $200 million of orders. But for backlog purposes only we just take hard forecast that we see in some demand pull out look. My sense is that would probably net down to for just the six month period, I would probably use a number of around 40 million from the last numbers that I've seen.

             And if I'm correct and I might be off here, I think last year the number was about 30 million. So but we - as Kevin's comments go, we just don't think it's indicative of the business level that we would expect. Because the key is on the large size orders it's the demand pull and the trend and how they're pulling. And then in the operator market, it's always relatively a small number of orders because those are quick turn kind of opportunities. And I think the operator backlog was pretty comparable year-over-year.

Shawn Slayton:  OK.  Got it.  Thanks very much.

Bruce Edwards:  Sure.

Kevin Michaels:  Thank you.

Operator:  And gentlemen, I'll turn things back to you for concluding remarks.

Bruce Edwards: OK. Thank you. I want to thank everybody for joining us today. We remain very excited about the opportunities for Powerwave. And we look forward to talking to you at the end of our first quarter of 2004.

Operator:  And that concludes today's conference call.  Have a good afternoon.

                                       END